Exhibit 99.1

CDW Reports Record First Quarter Net Sales

Reinforces Power of Balanced Portfolio and Confidence in Strategy

(Dollars in millions, except per share amounts)	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016	% Chg.
Net Sales	$3,324.7	$3,116.7	6.7
Average Daily Sales[1]	51.9	48.7	6.7
Gross Profit	552.6	524.5	5.4
Net Income	57.6	77.8	(26.0)
Adjusted EBITDA[2]	249.2	232.7	7.1
Net Income per Diluted Share	$0.35	$0.46	(23.2)
Non-GAAP Net Income per Diluted Share[2]	$0.75	$0.67	11.7
[1] There were 64 selling days for the three months ended March 31, 2017 and 2016.
[2] Non-GAAP measures used in this release that are not based on accounting principles generally accepted in the United States of America are each defined and reconciled to the most directly comparable GAAP measure in the attached schedules.

LINCOLNSHIRE, Ill., May 03, 2017 (GLOBE NEWSWIRE) -- CDW Corporation (NASDAQ:CDW), a leading multi-brand technology solutions provider to business, government, education and healthcare in the United States, Canada and the United Kingdom, today announced first quarter results.  The company also announced approval by its Board of Directors of its quarterly cash dividend to be paid in June 2017.

"We are off to a strong start to the year as we successfully addressed customer priorities across our diverse end-markets and delivered excellent topline growth and strong profitability," said Thomas E. Richards, chairman and chief executive officer of CDW. "In today's marketplace, the strength of our business model - underpinned by our balanced portfolio of customer end-markets, broad suite of product and technology solutions and focus on profitable growth will continue to serve us well."

"Strong operating results were amplified by share repurchases and we delivered a 12 percent increase in non-GAAP net income per diluted share," said Ann E. Ziegler, CDW's chief financial officer. "We continue to expect to achieve our 2016 to 2018 annual medium term target of constant currency low-double digit non-GAAP earnings per share growth in 2017."

“We are well-positioned to achieve our target of outpacing US IT market growth by 200 to 300 basis points on a constant currency basis in 2017. To accomplish this, we will maintain our laser-focus on meeting the needs of our more than 250,000 customers in the United States, Canada and the United Kingdom and remaining the partner of choice for more than 1,000 leading and emerging technology brands as the technology market continues to evolve," concluded Richards.

A quarterly cash dividend of $0.16 per share, which is 49 percent higher than the prior year period, will be paid on June 12, 2017 to all stockholders of record as of the close of business on May 25, 2017.

First Quarter of 2017 Highlights:

Total net sales in the first quarter of 2017 were $3,325 million, compared to $3,117 million in the first quarter of 2016, an increase of 6.7 percent. There were 64 selling days for the three months ended March 31, 2017 and 2016. On a constant currency basis, net sales growth, versus first quarter of 2016 was 7.6 percent.  Currency impact to net sales growth was driven by unfavorable translation of the British pound to US dollar, which was slightly offset by improved year-over-year US dollar to Canadian dollar translation impact. Effective January 1, 2017, the CDW Small Business channel is reported separately as an operating segment, and prior periods have been recast to reflect this change.  First quarter performance included:

  Total Corporate segment net sales in the first quarter of 2017 were $1,476 million, or 4.3 percent higher than the first quarter of 2016.
  Total Small Business segment net sales in the first quarter of 2017 were $299 million. This reflects a 7.7 percent increase over the first quarter of 2016.
  Total Public segment net sales in the first quarter of 2017 were $1,177 million, 10.0 percent higher than the first quarter of 2016. Public results were led by sales to both Education and Government customers which increased 16.4 percent and 13.8 percent, respectively. Sales to Healthcare customers increased 1.0 percent.
  Net sales for CDW's Canadian and UK operations, combined as “Other” for financial reporting purposes, were $373 million, up 5.1 percent in the first quarter of 2017. Both operations increased sales double digits in local currency.

Gross profit for the first quarter of 2017 was $553 million, compared to $524 million the same period in 2016, representing an increase of 5.4 percent. Gross profit margin was 16.6 percent for the first quarter of 2017 versus 16.8 percent in the first quarter of 2016. The decrease was primarily driven by lower product margin which was partially offset by increases in netted down revenue, including net service contract revenue such as warranties, software as a service and commission revenue.

Total selling and administrative expenses and advertising expense were $383 million in the first quarter of 2017, compared to $363 million in the first quarter of 2016, representing an increase of 5.3 percent.  This increase was primarily driven by increased sales compensation consistent with gross profit growth. Coworker count was 8,612 as of March 31, 2017, compared to 8,624 as of March 31, 2016.

Interest expense was $40 million for the first quarter of 2017 compared to $38 million in the first quarter of 2016.

Long-term debt, including current maturities, of $3.3 billion, net of cash of $252 million, was $3.0 billion as of March 31, 2017 which was flat compared to March 31, 2016. During the first quarter of 2017, the company amended its prior senior secured term loan with a repricing agreement, completed the issuance of $600 million 5.0% Senior Notes due 2025 and redeemed the remaining amount of the $600 million 6.0% Senior Notes due 2022, and amended, extended and increased the size of its senior secured asset-based revolving credit facility from $1,250 million to $1,450 million.  As a result of these transactions, total debt extinguishment charges of $57 million were recorded in the quarter.

The effective tax rate for the first quarter of 2017 was 21.7 percent, which resulted in a tax expense of $16 million, compared to a 37.2 percent tax rate and tax expense of $46 million in the first quarter of 2016. The reduction in effective tax rate primarily reflected the impact of excess tax benefits from equity-based compensation.

Net income was $58 million in the first quarter of 2017, compared to $78 million in the first quarter of 2016, representing a decrease of 26.0 percent. Non-GAAP net income, which excludes acquisition-related intangible asset amortization, integration expenses, expenses related to equity compensation, and certain other items including debt refinancing costs, was $121 million in the first quarter of 2017, compared to $113 million in the first quarter of 2016, representing an increase of 7.7 percent.

Adjusted EBITDA, which excludes expenses related to equity and retention compensation, loss and income from equity investments, acquisition and integration expenses, and certain other items including debt refinancing costs, was $249 million in the first quarter of 2017, compared to $233 million in the first quarter of 2016, representing an increase of 7.1 percent. For the first quarter of 2017 and 2016 the Adjusted EBITDA margin was 7.5 percent.

Weighted average diluted shares outstanding were 163 million for the first quarter of 2017, compared to 169 million for the first quarter of 2016. Net income per diluted share for first quarter of 2017 was $0.35, compared to $0.46 for the first quarter of 2016, representing an decrease of 23.2 percent. Non-GAAP net income per diluted share for first quarter of 2017 was $0.75, compared to $0.67 for the first quarter of 2016 representing an increase of 11.7 percent.

Forward-Looking Statements

Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future financial performance of CDW. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, global and regional economic conditions; decreases in spending on technology products; CDW's relationships with vendor partners and availability of their products; continued innovations in hardware, software and services offerings by CDW's vendor partners; substantial competition that could reduce CDW's market share; CDW's substantial indebtedness and ability to generate sufficient cash to service such indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; changes in, or the discontinuation of, CDW's share repurchase program or dividend payments; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security; potential failures to comply with Public segment contracts or applicable laws and regulations; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel; potential interruptions of the flow of products from suppliers; potential adverse occurrences at one of CDW's primary facilities or customer data centers; CDW's dependence on commercial delivery services; CDW's exposure to accounts receivable and inventory risks; fluctuations in foreign currency; future acquisitions or alliances; fluctuations in CDW's operating results; current and future legal proceedings and audits; potential acceleration of CDW's deferred cancellation of debt income; and other risk factors or uncertainties identified from time to time in CDW's filings with the SEC. Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW's Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise unless required by law.

Non-GAAP Financial Information

EBITDA is defined as consolidated net income before interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA, which is a measure defined in the Company’s credit agreements, means EBITDA adjusted for certain items which are described in the financial statement tables that accompany this press release. Non-GAAP net income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, equity-based compensation, acquisition and integration expenses, and gains and losses from the extinguishment of long-term debt. Consolidated net sales growth on a constant currency basis is defined as consolidated net sales growth excluding the impact of foreign currency translation on net sales compared to the prior period.

EBITDA, Adjusted EBITDA, Non-GAAP net income, Non-GAAP net income per diluted share and consolidated net sales growth on a constant currency basis are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

The Company believes these measures provide analysts, investors and management with helpful information regarding the underlying operating performance of the Company’s business,  as they remove the impact of items that management believes are not reflective of underlying operating performance. The Company uses these measures to evaluate period-over-period performance as management believes they provide a more comparable measure of the underlying business. Additionally, Adjusted EBITDA is a measure in the credit agreement governing our Senior Secured Term Loan Facility (“Term Loan”) used to evaluate the Company’s ability to make certain investments, incur additional debt and make restricted payments, such as dividends and share repurchases, as well as whether the Company is required to make additional principal prepayments on the Term Loan beyond the quarterly amortization payments.

Our medium term annual targets are provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as currency impacts or interest rates, or reliably predicted because they are not part of the Company's routine activities, such as refinancing activities or acquisition and integration expenses.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures. Non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare organizations in the United States, Canada and the United Kingdom. A Fortune 500 company with multi-national capabilities, CDW was founded in 1984 and employs approximately 8,600 coworkers. For the trailing twelve months ended March 31, 2017, the company generated net sales of over $14 billion. For more information about CDW, please visit www.CDW.com.

Webcast

CDW will hold a conference call today, May 3, 2017 at 7:30 a.m. CT/8:30 a.m. ET to discuss its first quarter financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW’s website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per-share amounts)
(unaudited)

	Three Months Ended March 31,
	2017	2016	% Change(i)

Net sales	$3,324.7	$3,116.7	6.7%
Cost of sales	2,772.1	2,592.2	6.9

Gross profit	552.6	524.5	5.4

Selling and administrative expenses	347.4	329.3	5.5
Advertising expense	35.4	34.2	3.4
Income from operations	169.8	161.0	5.5

Interest expense, net	(39.7)	(38.1)	4.1
Net loss on extinguishments of long-term debt	(57.4)	—	nm*
Other income, net	0.9	1.0	(8.8)%

Income before income taxes	73.6	123.9	(40.6)

Income tax expense	(16.0)	(46.1)	(65.3)

Net income	$57.6	$77.8	(26.0)%

Net income per common share:
Basic	$0.36	$0.47	(22.3)%
Diluted	$0.35	$0.46	(23.2)%

Weighted-average shares outstanding:
Basic	159.4	167.3
Diluted	162.8	168.9

* Not meaningful

(i) There were 64 selling days for the three months ended March 31, 2017 and 2016.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

The Company has included reconciliations of Non-GAAP net income, Non-GAAP net income per diluted share, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, and consolidated net sales growth on a constant currency basis for the three months ended March 31, 2017 and 2016 below.

NON-GAAP NET INCOME AND NON-GAAP NET INCOME PER DILUTED SHARE
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2017	2016	% Change

Net income	$57.6	$77.8
Amortization of intangibles(i)	46.1	47.5
Equity-based compensation	12.1	8.4
Net loss on extinguishments of long-term debt	57.4	—
Acquisition and integration expenses(ii)	0.5	1.6
Other adjustments(iii)	1.4	(3.1)
Aggregate adjustment for income taxes(iv)	(53.8)	(19.5)
Non-GAAP net income	$121.3	$112.7	7.7%

GAAP net income per diluted share	$0.35	$0.46	(23.2)%
Non-GAAP net income per diluted share	$0.75	$0.67	11.7%
Shares used in computing GAAP and Non-GAAP net income per diluted share	162.8	168.9

(i) Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(ii) Comprised of expenses related to CDW UK.

(iii) Primarily includes expenses related to payroll taxes on equity-based compensation during the three months ended March 31, 2017 and 2016. Also includes the favorable resolution of a local sales tax matter partially offset by expenses related to the consolidation of office locations north of Chicago during the three months ended March 31, 2016.

(iv) Aggregate adjustment for income taxes consists of the following:

	Three Months Ended March 31,
	2017	2016
Total Non-GAAP adjustments	$117.5	$54.4
Weighted-average statutory effective rate	36.0%	36.0%
Income tax	$(42.3)	$(19.6)
Excess tax benefits from equity-based compensation	(11.6)	—
Non-deductible adjustments and other	0.1	0.1
Total aggregate adjustment for income taxes	$(53.8)	$(19.5)

CDW CORPORATION AND SUBSIDIARIES
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
(in millions)
(unaudited)

	Three Months Ended March 31,
	2017	% of Net sales	2016	% of Net sales

Net income	$57.6		$77.8
Depreciation and amortization	64.2		64.0
Income tax expense	16.0		46.1
Interest expense, net	39.7		38.1
EBITDA	177.5	5.3%	226.0	7.3%
Adjustments:
Equity-based compensation	12.1		8.4
Net loss on extinguishments of long-term debt	57.4		—
Income from equity investments(i)	(0.2)		(0.6)
Acquisition and integration expenses(ii)	0.5		1.6
Other adjustments(iii)	1.9		(2.7)
Total adjustments	71.7		6.7
Adjusted EBITDA	$249.2	7.5%	$232.7	7.5%

(i) Represents the share of net income/loss from the Company's equity investments.

(ii) Comprised of expenses related to CDW UK.

(iii) Primarily includes expenses related to payroll taxes on equity-based compensation and historical retention costs during the three months ended March 31, 2017 and 2016. Also includes the favorable resolution of a local sales tax matter partially offset by expenses related to the consolidation of office locations north of Chicago during the three months ended March 31, 2016.

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED NET SALES GROWTH ON A CONSTANT CURRENCY BASIS
(in millions)
(unaudited)

	Three Months Ended March 31,
	2017	2016	% Change	Average Daily % Change(i)
Consolidated Net sales, as reported	$3,324.7	$3,116.7	6.7%	6.7%
Foreign currency translation(ii)	—	(27.1)
Consolidated Net Sales on a Constant Currency Basis	$3,324.7	$3,089.6	7.6%	7.6%

(i) There were 64 selling days for the three months ended March 31, 2017 and 2016.

(ii) Represents the effect of translating the prior year results of CDW Canada and CDW UK at the average exchange rates applicable in the current year.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	March 31, 2017	December 31, 2016	March 31, 2016
Assets	(unaudited)	(audited)	(unaudited)

Current assets:
Cash and cash equivalents	$251.7	$263.7	$248.2
Accounts receivable, net of allowance for doubtful accounts of $8.2, $5.9, and $5.9, respectively	1,985.8	2,168.6	1,780.2
Merchandise inventory	493.4	452.0	460.4
Miscellaneous receivables	239.4	234.9	212.7
Prepaid expenses and other	127.3	118.9	114.8
Total current assets	3,097.6	3,238.1	2,816.3

Property and equipment, net	162.4	163.7	168.4
Goodwill	2,459.1	2,455.0	2,495.2
Other intangible assets, net	1,015.1	1,055.6	1,225.4
Other assets	40.5	36.0	12.6
Total assets	$6,774.7	$6,948.4	$6,717.9

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable - trade	$1,064.3	$1,072.9	$958.6
Accounts payable - inventory financing	445.0	580.4	372.9
Current maturities of long-term debt	18.5	18.5	26.9
Accrued expenses and other liabilities	695.0	608.9	585.0
Total current liabilities	2,222.8	2,280.7	1,943.4

Long-term liabilities:
Debt	3,262.0	3,215.9	3,225.0
Deferred income taxes	350.4	369.2	448.5
Other liabilities	32.2	37.1	61.1
Total long-term liabilities	3,644.6	3,622.2	3,734.6

Total stockholders’ equity	907.3	1,045.5	1,039.9
Total liabilities and stockholders’ equity	$6,774.7	$6,948.4	$6,717.9

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2017	2016	% Change(i)	Average Daily % Change(i)

Corporate(ii)	$1,476.3	$1,414.9	4.3%	4.3%

Small Business(ii)	$298.7	$277.4	7.7%	7.7%

Public
Government	$386.9	$339.9	13.8%	13.8%
Education	397.1	341.0	16.4	16.4
Healthcare	392.5	388.5	1.0	1.0
Total Public	$1,176.5	$1,069.4	10.0%	10.0%

Other	$373.2	$355.0	5.1%	5.1%

Total Net Sales	$3,324.7	$3,116.7	6.7%	6.7%

(i) There were 64 selling days for the three months ended March 31, 2017 and 2016.

(ii) Effective January 1, 2017, the CDW Small Business channel has become a separate operating and reportable segment. Its results were previously presented as a sales channel within the Corporate segment. Segment information reported in prior periods been reclassified to conform to the current period presentation.

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(in millions)
(unaudited)

	March 31, 2017	December 31, 2016	March 31, 2016

Debt and Revolver Availability
Cash and cash equivalents	$251.7	$263.7	$248.2
Total debt	3,280.5	3,234.4	3,251.9
Senior secured debt	1,549.4	1,552.1	1,577.6
Outstanding borrowings under Revolver	38.0	—	—
Borrowing base under ABL Revolver(i)	1,409.1	1,479.4	1,333.6
Revolver availability(ii)	1,025.6	777.3	979.5
Cash plus Revolver availability(ii)	$1,277.3	$1,041.0	$1,227.7
Total net leverage ratio(iii)	2.7	2.7	2.8

Working Capital
Days of sales outstanding (DSO)(iv)	50	51	49
Days of supply in inventory (DIO)(iv)	13	12	14
Days of purchases outstanding (DPO)(iv)	(45)	(44)	(43)
Cash conversion cycle(iv)	18	19	20

(i) Amount in effect at period-end, applicable to the Company's ABL Revolving Credit Facility.

(ii) Amount in effect at period-end, including CDW UK's Revolving Credit Facility, which is a multi-currency revolving credit facility with an aggregate amount of £50 million in availability.

(iii) Defined in the Company's credit agreement, on a consolidated basis, as the ratio of total debt at period-end excluding any unamortized discount and/or premium and unamortized deferred financing costs, less cash and cash equivalents, to trailing twelve months (TTM) Adjusted EBITDA, a non-GAAP measure defined in the Company's credit agreement.

(iv) Based on a rolling three-month average.

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(in millions)
(unaudited)

	Three Months Ended March 31,
	2017	2016

Cash flows from operating activities	$369.9	$427.8

Capital expenditures	(19.6)	(11.0)
Other cash flows from investing activities	—	—
Cash flows from investing activities	(19.6)	(11.0)

Net change in accounts payable - inventory financing	(135.7)	(66.5)
Other cash flows from financing activities	(226.5)	(140.1)
Cash flows from financing activities	(362.2)	(206.6)

Effect of exchange rate changes on cash and cash equivalents	(0.1)	0.4
Net increase (decrease) in cash and cash equivalents	(12.0)	210.6
Cash and cash equivalents - beginning of period	263.7	37.6
Cash and cash equivalents - end of period	$251.7	$248.2

Supplementary disclosure of cash flow information:
Cash paid for interest, net	$(48.4)	$(44.1)
Cash paid for income taxes, net	$(6.3)	$(6.8)

CDW CORPORATION AND SUBSIDIARIES
RECAST NET SALES DETAIL (i)(ii)
(dollars in millions)
(unaudited)

	Q1 2016		Q2 2016		Q3 2016		Q4 2016		Full Year 2016
	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast

Corporate	$1,410.7	$1,414.9	$1,489.0	$1,490.8	$1,463.5	$1,466.4	$1,516.6	$1,517.8	$5,879.7	$5,889.9

Small Business	$281.6	$277.4	$290.2	$288.4	$285.4	$282.5	$293.0	$291.8	$1,150.2	$1,140.0

Public:
Government	$339.9	$339.9	$456.6	$456.6	$537.5	$537.5	$529.6	$529.6	$1,863.7	$1,863.7
Education	341.0	341.0	640.0	640.0	671.4	671.4	365.9	365.9	2,018.3	2,018.3
Healthcare	388.5	388.5	450.4	450.4	431.7	431.7	436.8	436.8	1,707.4	1,707.4
Total Public	$1,069.4	$1,069.4	$1,547.0	$1,547.0	$1,640.6	$1,640.6	$1,332.3	$1,332.3	$5,589.4	$5,589.4

Other	$355.0	$355.0	$338.4	$338.4	$318.7	$318.7	$350.5	$350.5	$1,362.6	$1,362.6

Total Net Sales	$3,116.7	$3,116.7	$3,664.6	$3,664.6	$3,708.2	$3,708.2	$3,492.4	$3,492.4	$13,981.9	$13,981.9

	Q1 2015		Q2 2015		Q3 2015		Q4 2015		Full Year 2015
	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast

Corporate	$1,341.9	$1,336.9	$1,521.3	$1,517.9	$1,490.6	$1,499.6	$1,521.5	$1,524.2	$5,875.3	$5,878.6

Small Business	$268.5	$273.5	$277.3	$280.7	$274.1	$265.1	$273.1	$270.4	$1,093.0	$1,089.7

Public:
Government	$294.2	$294.2	$390.8	$390.8	$493.9	$493.9	$522.0	$522.0	$1,700.9	$1,700.9
Education	345.4	345.4	548.9	548.9	583.3	583.3	341.2	341.2	1,818.8	1,818.8
Healthcare	377.6	377.6	448.8	448.8	406.7	406.7	430.8	430.8	1,663.9	1,663.9
Total Public	$1,017.2	$1,017.2	$1,388.5	$1,388.5	$1,483.9	$1,483.9	$1,294.0	$1,294.0	$5,183.6	$5,183.6

Other	$127.6	$127.6	$126.9	$126.9	$252.5	$252.5	$329.8	$329.8	$836.8	$836.8

Total Net Sales	$2,755.2	$2,755.2	$3,314.0	$3,314.0	$3,501.1	$3,501.1	$3,418.4	$3,418.4	$12,988.7	$12,988.7

(i) Effective January 1, 2017, the CDW Small Business channel has become a separate operating and reportable segment. Its results were previously as a sales channel within the Corporate segment. Information reported in 2016 and 2015 has been reclassified to conform to the new presentation beginning in Q1 2017.

(ii) Effective January 1, 2016, the CDW Advanced Services business is included in the Company's Corporate and Public segments. Segment information reported in 2015 has been reclassified in the previously reported column to conform to the 2016 presentation.

Investor Inquiries
Sari Macrie, CFA
Vice President, Investor Relations
(847) 968-0238

Media Inquiries
Mary Viola
Vice President, Corporate Communications
(847) 968-0743